Exhibit 99.1

Ellington Financial LLC Reports Third Quarter 2016 Results
OLD GREENWICH, Connecticut—November 3, 2016
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended September 30, 2016.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the third quarter was $0.5 million, or $0.02 per basic and diluted share, as compared to net income of $5.0 million, or $0.15 per basic and diluted share, for the quarter ended June 30, 2016.

•
Book value per share as of September 30, 2016 was $19.83 on a diluted basis, after payment of a quarterly dividend in the third quarter of $0.50 per share, as compared to book value per share of $20.31 on a diluted basis as of June 30, 2016.

•	Our Credit strategy generated gross income of $1.3 million for the quarter ended September 30, 2016.

•	Our Agency strategy generated gross income of $4.1 million for the quarter ended September 30, 2016.

•
Our Board of Directors declared a dividend of $0.45 per share for the third quarter of 2016, equating to an annualized dividend yield of 11.6% based on the November 2, 2016 closing price of $15.58 per share; dividends are paid quarterly in arrears.

Third Quarter 2016 Results
"Ellington Financial's earnings were marginally positive for the third quarter of 2016, including the full impact of mark-to-market adjustments," said Laurence Penn, Chief Executive Officer and President. "While during the quarter we had solid performance from our assets, our credit hedges—which have been concentrated in short positions in high-yield corporate bond indices—continued to significantly drag down our results. However, as we continue to shift our Credit portfolio away from securities such as non-Agency RMBS, and towards our loan businesses including consumer and non-QM mortgage loans, we have also been gradually reducing and repositioning our credit hedges.
"While our overall third quarter net earnings fell short of our expectations, we did have some exciting events during the quarter which reinforce our continued confidence in our long-term business model and earnings potential. We successfully completed our first widely syndicated securitization of consumer loans, thereby providing long-term financing on a portion of that portfolio. We continue to purchase consumer loans under our flow agreements and plan to engage in additional consumer loan securitizations. Going forward, the leverage afforded by securitizations should significantly increase the return-on-equity opportunities for us in consumer loans.
"During the quarter we increased our investment in a reverse mortgage originator in which we have been invested since 2014.  We are excited about the prospects in that market, where we believe that competition is low and demographic trends are extremely favorable. Our non-QM mortgage origination also continued to grow during the quarter, and we believe that we are now at an inflection point in the growth of that business. As we continue to shift our portfolio away from lower-yielding securities into high-yielding loans, and as we continue to expand our ability to leverage our loan portfolios, we believe that we are positioning ourselves well for the future.
"In the first part of the quarter, we continued to repurchase our shares in the open market.  As the quarter progressed and our share price increased into the upper 80%'s of book value, our repurchase activity paused, but it resumed later in the quarter when our share price dropped. We expect to continue to repurchase shares when the market presents us with attractive opportunities. With our recent dividend announcement, we adjusted our annualized dividend back to the 9% yield on book value at which we set it a year ago, and consistent with our capital management strategy we expect this to free up additional capital to deploy for share repurchases to the extent that our share price to book value per share ratio remains at levels attractive for repurchase."
Market Overview
During the third quarter, U.S. interest rates trended somewhat higher and many measures of implied volatility reached multi-year lows. The large and frequent swings in interest rates that characterized the early part of 2016 were comparatively absent in the third quarter. Bias toward accommodative monetary policy by global central banks, in response to continued sluggish growth, contributed to the lower volatility and increased investor appetite for risk-taking. Negative yields persisted throughout the quarter for many high quality sovereign bonds maintaining the global shortage of high quality, positive-yielding liquid fixed income investments. As a result, the higher yields and favorable liquidity offered by Agency RMBS continued to fuel demand from investors, especially those in search of high credit quality assets. This demand helped support Agency RMBS prices despite rising interest rates and increasing prepayment speeds. Many credit sensitive U.S. fixed income sectors, including non-Agency RMBS and high-yield corporate bonds, also performed well in the quarter, driven by investor demand for yield.
Since its December 2015 initial increase in the target range for the federal funds rate, which followed a long period of monetary policy easing actions, the Federal Reserve has not announced any additional interest rate increases. Concerns around a global economic slowdown, as well as mixed data regarding the state of the U.S. economy, have led the Federal Reserve to delay the timing and expected pace of increases in the target range. However, as market developments occur, speculation about when the Federal Reserve will resume its plan to increase rates continues to be a significant factor in the direction of interest rates.
The yield curve continued to flatten over the course of the third quarter, although less dramatically than it had in the second quarter. The 10-year U.S. Treasury yield increased 12 basis points to 1.59%, while the 2-year U.S. Treasury yield increased 18 basis points to 0.76%. Despite the rise in interest rates, the drop in interest rate volatility helped keep mortgage rates low over the course of the quarter; the Freddie Mac survey 30-year mortgage rate actually declined 6 basis points over the course of the quarter, and fell as low as 3.41% on July 7th, its lowest level since May 2013. In response, the Mortgage Bankers Association Refinance Index, which tracks the volume of mortgage loan refinancing applications, reached a one-year high on July 8, 2016.
Credit
Our Credit strategy generated gross income of $1.3 million for the third quarter, or $0.04 per share. The primary components of this strategy include non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and commercial mortgage loans; consumer loans and ABS; investments in mortgage-related entities; and credit hedges (including relative value trades involving credit hedging instruments). Our long securities and loan portfolios performed well over the third quarter; however, losses from our credit hedges depressed our overall results. As of September 30, 2016, our total long Credit portfolio (excluding derivatives) was $516.3 million, as compared to $570.5 million as of June 30, 2016. Over the course of the third quarter, and continuing recent trends, we net sold non-Agency RMBS. As we have sold down our non-Agency RMBS, we continued to reallocate capital to our consumer loan strategy, our commercial mortgage strategy, and our residential mortgage loan strategy, which includes our investments in certain specialty residential mortgage originators. As we have focused on growth in our loan portfolios, we have reduced our positions in certain other strategies such as distressed corporate debt and CLOs. In the third quarter, we completed our first widely syndicated securitization of consumer loans, while retaining the most subordinated tranches. Because this securitization was accounted for as a sale, the size of our consumer loan holdings declined, thereby contributing to the quarter-over-quarter reduction in our total Credit holdings.
Non-Agency RMBS rallied during the third quarter, in sympathy with many other credit-sensitive fixed income sectors, as investor demand continued to support higher-yielding but still reasonably liquid securities. As the case has been for some time, the fundamentals underlying non-Agency RMBS continue to be strong, led by a stable housing market. Our non-Agency RMBS portfolio benefited from strong net interest margins, appreciation from our held positions, and net realized gains from positions sold. We net sold non-Agency RMBS during the third quarter, mainly in order to redeploy the net proceeds into our other targeted Credit assets. While our non-Agency RMBS portfolio currently represents a much smaller portion of our total Credit portfolio than it ever has, it continues to be a core segment of our overall portfolio. We intend to continue to opportunistically increase and decrease the size of this portfolio as market conditions vary. As of September 30, 2016, our investments in U.S. non-Agency RMBS totaled $118.9 million as compared to $152.2 million as of June 30, 2016.
Our credit hedges are primarily in the form of financial instruments tied to high-yield corporate credit. These financial instruments include credit default swaps, or "CDS," on high-yield corporate bond indices, as well as tranches and options on these indices; short positions in and CDS on corporate bonds; and positions involving exchange traded funds, or "ETFs," of high-yield corporate bonds. We opportunistically overlay these credit hedges with certain relative value long/short positions involving the same or similar instruments. Throughout 2016, global central bank monetary policy has been highly accommodative, and has even included central bank corporate bond buying programs, first by the European Central Bank earlier in the year, and then by the Bank of England, as announced in August. The combination of negative yields on many high quality sovereign bonds, together with persistent central bank buying of corporate bonds, drove yields on global high quality corporate bonds to record low levels, and has pushed more overseas institutional investors into the U.S. corporate bond markets, including the high-yield corporate bond market. High-yield corporate credit rallied over the course of the quarter, leading to net losses on our credit hedges. Over the course of the third quarter, we shifted many of our credit hedges from CDS on high-yield corporate bond indices to certain instruments more directly tied to the performance of "cash" high-yield corporate bonds, as cash-CDS spreads in the high-yield corporate credit market have tightened significantly throughout the year. We also use interest rate hedges in our Credit strategy to protect our Credit portfolio against the risk of rising interest rates. The interest rate hedges in our Credit strategy are principally in the form of interest rate swaps and, to a lesser extent, Eurodollar futures. We had a net gain on foreign currency related transactions and translation, which was substantially offset by net losses on our foreign currency hedges. Our foreign currency related gains and losses relate to our holdings denominated in euros and British pounds. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to adjust our exposures nimbly through hedging both credit and interest rate risks.
Yield spread volatility continued in the CMBS market during the third quarter, especially in the second half of the quarter. Similar to the pattern of the second quarter, in the early part of the third quarter, yield spreads generally tightened but mid-quarter, reversed course and widened. In the early part of the quarter, spreads followed the trend of the macro fixed income market, but veered away upon the release of sector specific news of a significant number of upcoming store closures by a large retailer. Our CMBS portfolio continues to be comprised entirely of new issue "B-pieces" that we purchased at original issuance. B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is generally available in the secondary market, and to better target the collateral profiles and structures we prefer. CMBS yield spread volatility has reduced the pace of conduit commercial mortgage loan originations, and this led to lower CMBS conduit issuance in the first nine months of 2016. Conduit new issue volume in the first nine months of 2016 was $31.6 billion, or 32% lower than the first nine months of 2015. Our CMBS strategy performed well during the third quarter. We had positive net carry on our securities held and we sold certain positions at net gains. With the new risk retention rules coming into effect in December 2016, we expect to continue buying B-pieces where the issuer/sponsor vertically retains risk and are actively evaluating a sponsor retention investment strategy. While large investment banks—in their capacity as both loan aggregators and securitization underwriters—have historically dominated the CMBS securitization market, we anticipate that the new risk retention rules will significantly diminish this dominance, and create more profit opportunities for the few non-bank companies with both long-term capital and expertise in the space. As of September 30, 2016, our U.S. CMBS bond portfolio increased to $29.1 million, as compared to $27.0 million as of June 30, 2016.
As of September 30, 2016, our portfolio of small balance commercial mortgage loans included 20 loans and one real estate owned, or "REO," property with an aggregate value of $58.7 million; by comparison as of June 30, 2016 this portfolio included 20 loans and one REO property with an aggregate value of $51.3 million. Inclusive of hedges, we had a small net loss on our small balance commercial mortgage loan portfolio in the third quarter. The number and aggregate value of loans held, as well as the income generated by our loans, may fluctuate significantly from period to period, especially as loans are resolved or sold. In the first quarter, we had executed a two-year financing arrangement with a large financial institution for a subset of our small balance commercial mortgage loan portfolio. During the third quarter, we both extended the facility and added more loans to the line. As of September 30, 2016 and June 30, 2016 we had $30.8 million and $13.0 million, respectively in borrowings outstanding under this facility. We believe that volumes in this sector will accelerate as recent market turmoil may make it more difficult for many commercial mortgage loans—including many originated pre-crisis—to be refinanced at maturity.
While we continue to be active in European MBS, we are currently more focused on the European non-performing loan market. In Europe, we have purchased non-performing consumer loans, non-performing residential mortgage loans, and to a lesser extent non-performing commercial mortgage loans made to small and medium-sized enterprises. We believe that non-performing loans in certain select markets, such as in Spain and Portugal, will continue to present attractive opportunities, and we are actively pursuing additional opportunities in these and other countries. As of September 30, 2016, our investments in European non-dollar denominated assets totaled $62.1 million, as compared to $67.5 million as of June 30, 2016. As of September 30, 2016 our total holdings of European non-dollar denominated assets included $36.6 million in RMBS, $7.9 million in CMBS, $14.0 million in CLOs, $3.4 million in ABS, and $0.2 million in distressed corporate debt. As of June 30, 2016 our total holdings of European non-dollar denominated assets included $39.1 million in RMBS, $7.9 million in CMBS, $17.8 million in CLOs, $2.5 million in ABS, and $0.2 million in distressed corporate debt. These assets include securities denominated in British pounds as well as in euros. Net of hedges, our European portfolio performed well during the third quarter.
We remain active in non-performing and sub-performing U.S. residential mortgage loans, or "residential NPLs." Offering volumes continue to be dominated by the U.S. Department of Housing and Urban Development, or "HUD," the Government Sponsored Enterprises, or "GSEs," and large banks. Fannie Mae has emerged as the largest government-related participant, having ramped up its residential NPL sales program materially since its inception in April of 2015. The market for large residential NPL pools has remained highly concentrated, with the great majority having traded to only a handful of large players who typically securitize the residential NPLs that they purchase. As a result, we have continued to focus our acquisitions on smaller, less-competitively-bid, and more attractively-priced mixed legacy pools sourced from motivated sellers. Our residential NPL portfolio net of hedges was essentially break-even for the third quarter. As of September 30, 2016, we held $7.6 million in residential NPLs and related foreclosure property, as compared to $9.5 million as of June 30, 2016. Towards the end of the third quarter, we began financing some of our residential NPLs under a new facility with a large financial institution. This should not only increase our return on equity in this business, but should also enable us to increase our presence in the residential NPL market: in the past we have turned down certain opportunities for lack of financeability. While our portfolio declined in size in the third quarter, we are actively evaluating several residential NPL pools for purchase, and we expect our holdings to increase over the near-term.

During the third quarter we continued to add to our consumer loan portfolio. This portfolio primarily consists of unsecured loans, but also includes auto loans. Our U.S. consumer loan and ABS assets generated income in the third quarter, but this income was offset by losses on credit hedges. We are currently purchasing consumer loans under flow agreements with multiple originators, and we continue to evaluate new opportunities in the space. We expect the relative contribution of our U.S. consumer loans to increase as the portfolio continues to ramp up in volume. In August, we participated in our first widely syndicated securitization of consumer loans, contributing approximately $63 million of our consumer loan portfolio to the securitization, while retaining the most subordinated tranches. Even though the securitization is treated as a sale for accounting purposes, it essentially enables us to achieve long-term financing for the securitized pool. In addition, we continue to finance many of the rest of our consumer loans through reverse repurchase agreements with a large financial institution. As of September 30, 2016, our investments in U.S. consumer loans and ABS totaled $115.7 million, as compared to $151.9 million as of June 30, 2016. The quarter-over-quarter decline in our holdings was the result of the sale accounting treatment applying to the securitization transaction.
We expect that our investments in non-QM loans will continue to grow meaningfully over the medium to longer term. The pace of our non-QM loan purchases continued to accelerate in the third quarter, and fourth quarter production is expected to average more than $10 million per month. As of September 30, 2016, our non-QM mortgage loans totaled $38.3 million as compared to $39.4 million as of June 30, 2016. During the third quarter, we executed a block sale to a third party of approximately $21 million of our non-QM loans. The primary objective of the sale was to validate our assumptions about the market for non-QM loans, and this objective was accomplished, while we also benefited from a favorable sale execution. To date, our non-QM loan performance has been excellent, and the number of states where our origination partner is producing loans for us has increased according to expectations. We finance certain of our non-QM loans under a facility with a large financial institution.
In the third quarter, we increased our investment in a reverse mortgage originator in which we have been invested since September 2014. We increased our invested capital in this originator from approximately $3.8 million as of June 30, 2016 to $12.5 million as of September 30, 2016. Concurrently with our additional investment, another financial institution also invested $12.5 million in the originator. With this increased capital base, this originator intends to significantly expand its footprint in the reverse mortgage origination space.
Agency
Our Agency strategy generated gross income of $4.1 million, or $0.12 per share, during the third quarter of 2016. Over the course of the quarter, positive carry and net realized and unrealized gains on our Agency RMBS were partially offset by interest expense. Both prices and pay-ups increased on our specified pools during the period.
Consistent with past quarters, as of September 30, 2016, our Agency RMBS were principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. Our Agency strategy also includes RMBS which are backed by ARMs or Hybrid ARMs, and reverse mortgages; and CMOs, including IOs, POs, and IIOs. Our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments.
Bolstered by high demand from both domestic and overseas investors, prices of 30-year fixed rate Agency RMBS increased over the course of the third quarter, even while interest rates rose slightly and overall prepayment rates increased. Overall prepayment rates reached their highest levels since 2012, and exceeded most sell-side estimates. Newer mortgages originated by non-bank lenders have been prepaying at a particularly fast pace. Strong borrower credit, high mortgage loan balances, and enhanced originator/servicer technology and infrastructure each played a role in the increased prepayment speeds.
Although specified pools with prepayment protection features also experienced a quarter-over-quarter increase in overall prepayment speeds, this increase was significantly less than that of generic pools, and accounted for the relative outperformance of specified pools relative to generic pools during the quarter. Specified pools include loans with low principal balances, for example. Such loans continue to show much more muted prepayment responses to lower mortgage rates. Our Agency RMBS portfolio, which remains concentrated in specified pools, was well insulated from the large increase in generic pool prepayment rates during the quarter. We believe that specified pools will continue to outperform generic pools as the presence of the Federal Reserve (which focuses its purchases on generic pools) shrinks in the Agency RMBS market and as newer vintage Agency RMBS prepayment speeds remain high. In the current climate of elevated prepayment speeds, relative pricing among the many sectors of the Agency RMBS market, including both the generic "TBA" sectors and the many sub-sectors of the specified pool market, is often highly inefficient, and so careful asset selection remains of paramount importance. We believe that our research-driven modeling and analytics provide us with a significant advantage in selecting assets and navigating difficult markets.

For the quarter ended September 30, 2016, we had total net realized and unrealized gains of $0.8 million, or $0.02 per share, on our aggregate Agency RMBS portfolio. Over the course of the third quarter, average pay-ups on our specified pools increased to 1.12% as of September 30, 2016, from 1.05% as of June 30, 2016. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Our portfolio turnover for the quarter was 5.7% (as measured by sales and excluding paydowns), and we captured net realized gains of $0.8 million, excluding interest rate hedges.
During the third quarter, we continued to use short positions in TBAs to hedge interest rate risk. TBAs underperformed specified pools during the quarter as more investors sought pools with prepayment protection. Because we held a net short position in TBAs against our long position in specified pools, this underperformance of TBAs relative to specified pools benefited our results for the quarter. To the extent that prepayment rates remain elevated, we believe that the underperformance of generic pools relative to specified pools will persist. During the quarter, we increased our net short TBA hedges and reduced our interest rate swap hedges in our Agency strategy. We also slightly reduced our short positions in U.S. Treasury securities.
As of September 30, 2016, our long Agency RMBS portfolio was $807.8 million, down from $849.7 million as of June 30, 2016. During the third quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of September 30, 2016, the weighted average coupon on our fixed rate specified pools was 4.04%. Our Agency RMBS portfolio also includes modest allocations to Agency reverse mortgage pools, Agency IOs (including reverse mortgage IOs), and Agency ARMs. Notably, reverse mortgage IOs tightened significantly throughout the third quarter, whereas previously they had not participated in the larger overall tightening in the market. Overall, we believe that there remains a heightened risk of substantial interest rate and mortgage prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. The net short TBA position related to our long Agency RMBS had a notional value of $366.9 million and a fair value of $393.4 million as of September 30, 2016, and a notional value of $348.2 million and a fair value of $375.2 million as of June 30, 2016. As of each of September 30, 2016 and June 30, 2016, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 4.7%. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 8.1% and 8.0% as of September 30, 2016 and June 30, 2016, respectively. Our Agency premium percentage and net Agency premium percentage may fluctuate from period to period based on a variety of factors, including market factors such as interest rates and mortgage rates, and, in the case of our net Agency premium percentage, based on the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 0.14% for the quarter ended September 30, 2016. Based on our diluted net-asset-value-based total return of 156.31% from our inception (August 17, 2007) through September 30, 2016, our annualized inception-to-date diluted net-asset-value-based total return was 10.86% as of September 30, 2016.

The following table summarizes our operating results for the quarters ended September 30, 2016 and June 30, 2016 and the nine month period ended September 30, 2016:

	Quarter Ended September 30, 2016	Per Share	% of Average Equity	Quarter Ended June 30, 2016	Per Share	% of Average Equity	Nine Month Period Ended September 30, 2016	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$11,822	$0.35	1.77%	$14,113	$0.42	2.05%	$39,506	$1.18	5.59%
Net realized gain (loss)	1,999	0.06	0.30%	4,884	0.15	0.71%	9,564	0.29	1.35%
Change in net unrealized gain (loss)	7,182	0.22	1.07%	(4,043)	(0.12)	(0.59)%	(4,902)	(0.15)	(0.69)%
Net interest rate hedges(1)	508	0.02	0.08%	(664)	(0.02)	(0.10)%	(2,172)	(0.07)	(0.31)%
Net credit hedges and other activities(2)	(16,722)	(0.50)	(2.50)%	(3,290)	(0.10)	(0.48)%	(40,805)	(1.22)	(5.77)%
Interest expense	(1,875)	(0.06)	(0.28)%	(2,214)	(0.07)	(0.32)%	(5,771)	(0.17)	(0.82)%
Other investment related expenses	(1,576)	(0.05)	(0.24)%	(1,945)	(0.06)	(0.28)%	(5,148)	(0.15)	(0.73)%
Total Credit profit (loss)	1,338	0.04	0.20%	6,841	0.20	0.99%	(9,728)	(0.29)	(1.38)%
Agency RMBS:
Interest income	4,659	0.14	0.70%	5,322	0.16	0.78%	17,537	0.52	2.48%
Net realized gain (loss)	763	0.02	0.11%	1,570	0.04	0.23%	3,585	0.11	0.51%
Change in net unrealized gain (loss)	67	—	0.01%	4,611	0.14	0.67%	14,039	0.42	1.99%
Net interest rate hedges and other activities(1)	59	—	0.01%	(6,815)	(0.20)	(0.99)%	(23,706)	(0.71)	(3.36)%
Interest expense	(1,413)	(0.04)	(0.21)%	(1,499)	(0.04)	(0.22)%	(4,339)	(0.13)	(0.61)%
Total Agency RMBS profit (loss)	4,135	0.12	0.62%	3,189	0.10	0.47%	7,116	0.21	1.01%
Total Credit and Agency RMBS profit (loss)	5,473	0.16	0.82%	10,030	0.30	1.46%	(2,612)	(0.08)	(0.37)%
Other interest income (expense), net	(60)	—	(0.01)%	41	—	0.01%	(34)	—	0.00%
Other expenses	(4,863)	(0.14)	(0.73)%	(5,069)	(0.15)	(0.74)%	(14,988)	(0.45)	(2.12)%
Net increase (decrease) in equity resulting from operations	$550	$0.02	0.08%	$5,002	$0.15	0.73%	$(17,634)	$(0.53)	(2.49)%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	34			17			65
Net increase (decrease) in shareholders' equity resulting from operations(6)	$516	$0.02	0.08%	$4,985	$0.15	0.73%	$(17,699)	$(0.53)	(2.57)%
Weighted average shares and convertible units(3) outstanding	33,306			33,502			33,517
Average equity (includes non-controlling interests)(4)	$669,935			$687,784			$706,583
Weighted average shares and LTIP units outstanding(5)	33,094			33,290			33,305
Average shareholders' equity (excludes non-controlling interests)(4)	$659,205			$682,466			$688,151

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of September 30, 2016 and June 30, 2016:
Investment Portfolio

	September 30, 2016					June 30, 2016
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$328,145	$198,320	$60.44	$191,897	$58.48	$385,332	$233,231	$60.53	$231,724	$60.14
Non-Agency CMBS and Commercial Mortgage Loans	180,194	90,101	50.00	99,538	55.24	161,812	81,568	50.41	89,746	55.46
ABS and Consumer Loans	137,457	135,837	98.82	139,980	101.84	175,320	175,056	99.85	177,942	101.50
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)	645,796	424,258	65.70	431,415	66.80	722,464	489,855	67.80	499,412	69.13
Agency RMBS:
Floating	12,457	13,115	105.28	12,941	103.88	14,284	15,080	105.57	14,911	104.39
Fixed	659,857	717,315	108.71	701,153	106.26	688,728	747,771	108.57	732,384	106.34
Reverse Mortgages	52,013	57,571	110.69	56,887	109.37	59,814	66,358	110.94	65,130	108.89
Total Agency RMBS(3)	724,327	788,001	108.79	770,981	106.44	762,826	829,209	108.70	812,425	106.50
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)(3)	1,370,123	1,212,259	88.48	1,202,396	87.76	1,485,290	1,319,064	88.81	1,311,837	88.32
Agency Interest Only RMBS	n/a	19,824	n/a	21,992	n/a	n/a	20,506	n/a	22,504	n/a
Non-Agency Interest Only and Principal Only MBS and Other(4)	n/a	16,648	n/a	18,940	n/a	n/a	20,048	n/a	23,239	n/a
TBAs:
Long	160,480	170,192	106.05	169,890	105.86	153,018	161,619	105.62	160,874	105.13
Short	(478,255)	(511,754)	107.00	(511,170)	106.88	(455,613)	(488,151)	107.14	(486,569)	106.79
Net Short TBAs	(317,775)	(341,562)	107.49	(341,280)	107.40	(302,595)	(326,532)	107.91	(325,695)	107.63
Long U.S. Treasury Securities	5,362	5,373	100.20	5,379	100.31	371	374	100.78	372	100.32
Short U.S. Treasury Securities	(41,437)	(41,585)	100.36	(41,199)	99.43	(30,028)	(30,856)	102.76	(30,101)	100.24
Short European Sovereign Bonds	(55,234)	(57,019)	103.23	(57,023)	103.24	(54,785)	(56,470)	103.08	(57,455)	104.87
Repurchase Agreements	165,048	165,048	100.00	164,669	99.77	116,003	116,003	100.00	116,985	100.85
Long Corporate Debt	78,646	56,317	71.61	62,424	79.37	75,630	36,974	48.89	46,834	61.92
Short Corporate Debt	(39,317)	(39,187)	99.67	(38,850)	98.81	(10,654)	(9,947)	93.37	(9,616)	90.27
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	10,544	n/a	9,877	n/a	n/a	8,525	n/a	8,835	n/a
Non-Exchange Traded Corporate Equity	n/a	4,974	n/a	6,333	n/a	n/a	10,893	n/a	11,625	n/a
Short Common Stock	n/a	(29,476)	n/a	(29,044)	n/a	n/a	(30,913)	n/a	(30,015)	n/a
Real Estate Owned	n/a	3,584	n/a	3,861	n/a	n/a	4,162	n/a	4,225	n/a
Total		$985,742		$988,475			$1,081,831		$1,093,574

(1)	Represents the dollar amount, per $100 of current principal, of the price or cost for the security.

(2)	Excludes non-Agency Interest Only and Principal Only MBS and Other.

(3)	Excludes Agency Interest Only RMBS.

(4)	Other includes equity tranches of CLOs, non-Agency residual MBS, and similar positions.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	September 30, 2016		June 30, 2016
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$28,936	$(3,072)	$32,753	$(5,817)
Short CDS on RMBS and CMBS Indices	(134,719)	20,959	(140,273)	24,565
Short CDS on Individual RMBS	(10,675)	5,595	(11,372)	5,834
Net Mortgage-Related Derivatives	(116,458)	23,482	(118,892)	24,582
Long CDS referencing Corporate Bond Indices	157,716	15,849	696,360	100,887
Short CDS referencing Corporate Bond Indices	(269,035)	(9,594)	(1,049,181)	(35,773)
Long CDS on Corporate Bonds	40,955	(2,310)	12,457	(1,763)
Short CDS on Corporate Bonds	(65,880)	(1,827)	(28,360)	(1,376)
Written Put Options on CDS on Corporate Bond Indices(2)	(29,000)	(3)	(155,500)	(243)
Short Total Return Swaps on Corporate Equities(3)	(146,600)	(83)	(78,839)	(2)
Long Total Return Swaps on Corporate Debt(4)	13,564	(1,027)	29,361	(192)
Interest Rate Derivatives:
Long Interest Rate Swaps	478,756	10,787	527,824	13,929
Short Interest Rate Swaps	(926,030)	(17,505)	(949,730)	(22,856)
Long U.S. Treasury Note Futures(5)	—	—	2,000	2
Long Eurodollar Futures(6)	11,000	(3)	11,000	4
Short Eurodollar Futures(6)	(164,000)	(76)	(266,000)	(353)
Short U.S. Treasury Bond and Note Futures(7)	—	—	(1,600)	(3)
Interest Rate Caps	61,908	2	23,200	1
Total Net Interest Rate Derivatives		(6,795)		(9,276)
Other Derivatives:
Short Foreign Currency Forwards(8)	(53,422)	(277)	(74,782)	1,578
Warrants(9)	1,647	7,586	1,554	100
Mortgage Loan Purchase Commitments(10)	—	—	2,330	8
Total Net Derivatives		$25,001		$78,530

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of September 30, 2016, derivative assets and derivative liabilities were $64.8 million and $39.8 million, respectively, for a net fair value of $25.0 million, as reflected in "Total Net Derivatives" above. As of June 30, 2016, derivative assets and derivative liabilities were $152.6 million and $74.1 million, respectively, for a net fair value of $78.5 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would receive a fixed rate and pay credit protection payments.

(3)	Notional value represents number of underlying shares times the closing price of the underlying security.

(4)	Notional value represents outstanding principal balance on underlying corporate debt.

(5)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of June 30, 2016, a total of 16 contracts were held.

(6)	Every $1,000,000 in notional value represents one contract.

(7)	Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of June 30, 2016, a total of 16 contracts were held.

(8)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.

(9)	Notional value represents number of shares that warrants are convertible into.

(10)	Notional amount represents principal balance of mortgage loan purchase commitments. Actual loan purchases are contingent upon successful loan closings in accordance with agreed-upon parameters.
The mix and composition of our derivative instruments may vary from period to period.

The following table summarizes, as of September 30, 2016, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$60	$(79)
Agency RMBS - Fixed Pools and IOs	7,019	(11,875)
TBAs	(1,459)	3,911
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	2,511	(2,259)
Interest Rate Swaps	(5,547)	5,295
U.S. Treasury Securities	(1,283)	1,202
Eurodollar and U.S. Treasury Futures	(189)	189
Mortgage-Related Derivatives	13	(30)
Corporate Securities and Derivatives on Corporate Securities	(1,268)	1,328
Repurchase Agreements and Reverse Repurchase Agreements	(445)	438
	$(588)	$(1,880)

(1)
Based on the market environment as of September 30, 2016. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
By Collateral Type

	As of September 30, 2016	For the Quarter Ended September 30, 2016		As of June 30, 2016	For the Quarter Ended June 30, 2016
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit	$228,696	$247,108	3.02%	$267,222	$283,775	3.14%
Agency RMBS	770,138	781,539	0.72%	815,774	850,986	0.71%
Total Excluding U.S. Treasury Securities	998,834	1,028,647	1.27%	1,082,996	1,134,761	1.32%
U.S. Treasury Securities	15,751	15,974	0.38%	143	9,280	0.28%
Total	$1,014,585	$1,044,621	1.26%	$1,083,139	$1,144,041	1.31%
Leverage Ratio (1)	1.53:1			1.59:1
Leverage Ratio Excluding U.S. Treasury Securities (1)	1.50:1			1.59:1

(1)	The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist of reverse repurchase agreements ("reverse repos") and securitized debt.
Although the average cost of funds for our overall Credit portfolio declined slightly quarter-over-quarter, we expect that, as we continue to increase the size of our loan portfolio and reduce the size of our Credit securities portfolio, the average cost of funds for our overall Credit portfolio will increase since the borrowing costs for loans are generally higher than those for securities.
Notwithstanding the increase in short-term interest rates over the course of the third quarter, Agency repo costs remained relatively constant. As a result of changes in money market fund regulations, there has been a significant investor shift away from "prime" money market funds, which under the new regulations are now susceptible to daily changes in their share prices, and into "government" money market funds. Because government money market funds are among the biggest providers of Agency RMBS repo, the increased assets of these funds has resulted in an increase in the supply of Agency RMBS repo financing, thereby putting downward pressure on the cost of Agency RMBS repo, and largely offsetting the increase in short-term interest rates.
From time to time we may have outstanding reverse repos on our positions in long U.S. Treasury securities. As of September 30, 2016 and June 30, 2016 we had $15.8 million and $0.1 million, respectively, of outstanding borrowings related to long U.S. Treasury securities. Our leverage ratio, excluding U.S. Treasury securities, decreased to 1.50:1 as of September 30, 2016, as compared to 1.59:1 as of June 30, 2016. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of September 30, 2016		As of June 30, 2016
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$494,626	50.3%	$380,990	35.6%
31-60 Days	236,245	24.0%	272,586	25.5%
61-90 Days	107,290	10.9%	272,479	25.5%
91-120 Days	35,010	3.6%	4,518	0.4%
121-150 Days	1,406	0.1%	9,669	0.9%
151-180 Days	34,305	3.5%	12,021	1.1%
181-360 Days	11,723	1.2%	85,671	8.0%
> 360 Days	63,209	6.4%	32,171	3.0%
	$983,814	100.0%	$1,070,105	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The majority of our borrowed funds are in the form of reverse repos. The weighted average remaining term on our reverse repos as of September 30, 2016 decreased to 63 days from 78 days as of June 30, 2016. In addition to borrowings under reverse repos, as of September 30, 2016 and June 30, 2016 we had outstanding securitized debt of $30.8 million and $13.0 million, respectively, related to certain of our commercial mortgage loans and REO; this debt amortizes until its maturity in September 2018.
Our borrowings outstanding under reverse repos were with a total of twenty counterparties as of September 30, 2016. As of September 30, 2016, we held liquid assets in the form of cash and cash equivalents in the amount of $179.6 million.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 2.9% for the quarter ended September 30, 2016 and 3.0% for the quarter ended June 30, 2016. The decrease in our expense ratio was principally due to a quarter-over-quarter decline in professional fees. We did not incur incentive fee expense for either the third or second quarter of 2016.
Dividends
On October 31, 2016, our Board of Directors declared a dividend of $0.45 per share for the third quarter of 2016, payable on December 15, 2016 to shareholders of record on December 1, 2016. We expect to continue to recommend quarterly dividends of $0.45 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 3, 2015, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations.

During the three month period ended September 30, 2016, we repurchased 126,771 shares at an average price per share of $17.14 and a total cost of $2.2 million. In addition to making discretionary repurchases during our open trading windows, we also entered into a 10b5-1 plan to increase the number of trading days available to implement these repurchases.
Through November 2, 2016, we have repurchased 926,568 shares under the current share repurchase program, for an aggregate cost of $15.9 million.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, collateralized loan obligations, consumer loans and asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, November 4, 2016, to discuss our financial results for the quarter ended September 30, 2016. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 99804749. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, November 4, 2016, at approximately 2 p.m. Eastern Time through Friday, November 11, 2016 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 99804749. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 11, 2016 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
(In thousands, except per share amounts)	September 30, 2016	June 30, 2016	September 30, 2016
Investment income
Interest income	$16,662	$18,990	$56,078
Other income	807	1,024	3,500
Total investment income	17,469	20,014	59,578
Expenses
Base management fee	2,485	2,553	7,649
Interest expense	4,143	4,234	11,845
Other investment related expenses	2,068	2,191	6,007
Other operating expenses	2,379	2,515	7,339
Total expenses	11,075	11,493	32,840
Net investment income	6,394	8,521	26,738
Net realized gain (loss) on:
Investments	349	1,226	(398)
Financial derivatives, excluding currency forwards	(23,330)	(2,231)	(35,615)
Financial derivatives—currency forwards	1,525	(972)	221
Foreign currency transactions	(1,564)	(354)	(1,499)
	(23,020)	(2,331)	(37,291)
Change in net unrealized gain (loss) on:
Investments	7,379	3,386	6,363
Financial derivatives, excluding currency forwards	9,462	(5,773)	(15,149)
Financial derivatives—currency forwards	(1,855)	3,500	(1,402)
Foreign currency translation	2,190	(2,301)	3,108
	17,176	(1,188)	(7,080)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(5,844)	(3,519)	(44,371)
Net increase (decrease) in equity resulting from operations	550	5,002	(17,633)
Less: Increase in equity resulting from operations attributable to non-controlling interests	34	17	66
Net increase (decrease) in shareholders' equity resulting from operations	$516	$4,985	$(17,699)
Net increase (decrease) in shareholders' equity resulting from operations per share:
Basic and diluted	$0.02	$0.15	$(0.53)
Weighted average shares and LTIP units outstanding	33,094	33,290	33,305
Weighted average shares and convertible units outstanding	33,306	33,502	33,517

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2016	June 30, 2016	December 31, 2015(1)
ASSETS
Cash and cash equivalents	$179,618	$140,358	$183,909
Restricted cash	5,610	3,905	4,857
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,501,092, $1,590,345, and $1,672,400)	1,499,715	1,582,165	1,661,118
Financial derivatives–assets, at fair value (Net cost – $63,635, $149,985, and $163,943)	64,817	152,628	162,905
Repurchase agreements (Cost – $164,669, $116,985, and $105,329)	165,048	116,003	105,700
Total Investments, financial derivatives, and repurchase agreements	1,729,580	1,850,796	1,929,723
Due from brokers	126,255	199,125	141,605
Receivable for securities sold and financial derivatives	563,462	536,936	705,748
Interest and principal receivable	17,377	19,085	20,444
Other assets	29,907	2,886	5,269
Total assets	$2,651,809	$2,753,091	$2,991,555
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $677,286, $613,756, and $731,048)	$679,021	$616,337	$728,747
Financial derivatives–liabilities, at fair value (Net proceeds – $17,751, $43,032, and $56,200)	39,816	74,098	60,472
Total investments and financial derivatives	718,837	690,435	789,219
Reverse repurchase agreements	983,814	1,070,105	1,174,189
Due to brokers	15,600	94,715	114,797
Payable for securities purchased and financial derivatives	229,212	197,164	165,365
Securitized debt (Proceeds – $30,771, $13,034, and $0)	30,771	13,034	—
Accounts payable and accrued expenses	2,896	3,055	3,626
Base management fee payable	2,485	2,553	2,773
Interest and dividends payable	3,278	2,523	1,806
Other liabilities	163	324	828
Total liabilities	1,987,056	2,073,908	2,252,603
EQUITY	664,753	679,183	738,952
TOTAL LIABILITIES AND EQUITY	$2,651,809	$2,753,091	$2,991,555
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(32,619,060, 32,743,356, and 33,126,012 shares issued and outstanding)	$645,961	$664,109	$722,360
Additional paid-in capital–LTIP units	9,942	9,886	9,689
Total Shareholders' Equity	655,903	673,995	732,049
Non-controlling interests	8,850	5,188	6,903
Total Equity	$664,753	$679,183	$738,952
PER SHARE INFORMATION:
Common shares, no par value	$20.11	$20.58	$22.10
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$19.83	$20.31	$21.80

(1)	Derived from audited financial statements as of December 31, 2015.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.